Exhibit 107
Calculation of Filing Fee Table
Form F-1
(Form Type)
Medlab Clinical Ltd.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)(3)(8)	Proposed Maximum Aggregate Offering Price(1)(3)(8)	Fee Rate	Amount of Registration Fee
Equity	Units, consisting of:
	(i) Ordinary Shares, par value $0.0001 per share, or Pre-Funded Warrants to purchase Ordinary Shares (1)(3)(4)(6)	Rule 457(o)			$$17,250,000	0.00011020	$1,900.95
	(ii) Warrants to purchase Ordinary Shares (2)(6)	Rule 457(o)	-	-	-	-	-

Equity	Ordinary Shares, par value $0.0001 per share, underlying Warrants as part of the Units(1)(6)(7)	Rule 457(o)	-		$$17,250,000	0.00011020	$1,900.95

Equity	Ordinary Shares, par value $0.0001 per share, underlying Pre-Funded Warrants(1)(3)(4)(5)(6)	-	-	-	-	-	-

Equity	Underwriter Warrants and Ordinary Shares underlying the Warrants (9)	Rule 457(g)	-		$$862,500	0.00011020	$95.05

Total Offering Amounts					$$35,362,500		$3,896.95
Total Fee Offsets							-
Net Fee Due							$3,896.95

(1)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the Warrants registered hereby.

(3)
The proposed maximum aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and the proposed maximum offering price of the Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Ordinary Shares sold in the offering.

(4)
The registrant may issue Pre-Funded Warrants to purchase Ordinary Shares in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of Ordinary Shares are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the Pre-Funded Warrant will equal $0.0001 per share (subject to adjustment as provided for therein).

(5)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(6)	Includes Ordinary Shares, Warrants and Pre-Funded Warrants that may be sold pursuant to the underwriters' over-allotment option.

(7)	Based on a per-share exercise price for the Warrants of not less than 100% of the public offering price per unit in this offering.

(8)	Calculated based on an assumed offering price of $[●], which represents the closing price reported on the Nasdaq Capital Market of the registrant's Ordinary Shares on [●], 2022.
(9)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(g) under the Securities Act.